Exhibit 99.1

NEWS RELEASE

Contact:

Michael S. Kady

For Release:

Immediate

1-800-345-9680

Quipp Announces Second Quarter Results

Miami, FL, July 29, 2004 – Quipp, Inc. (NasdaqNM: QUIP) reported improved revenues and net income for the quarter ended June 30, 2004, but cited slower than expected recovery in new orders.

Net income for this year’s second quarter amounted to $150,000 ($0.11 per basic share and $0.10 per fully diluted share) compared to $48,000 ($0.03 per basic and fully diluted share) during the same period last year. Revenues of $7,086,000 reflected a 41% improvement from the $5,024,000 reported for the second quarter of a year ago.

During the first half of this year, Quipp’s net income totaled $241,000 ($0.17 per basic and fully diluted share) compared to a loss of $176,000 ($0.12 per basic and fully diluted share) in 2003. Revenues for the six months increased 53% to $12,728,000 from $8,329,000 during the same period last year.

Michael S. Kady, President and Chief Executive Officer of Quipp, stated that, “Revenues through the first half of this year have been reflective of the strong order bookings during the second half of last year. Considering the longer lead times associated with larger system orders, revenues in the third quarter should remain healthy as well. However, due to weaker than anticipated new orders over the past six months, our performance in the fourth quarter of this year and in early 2005 is subject to greater uncertainty.”

Orders booked during the three months ending June 30, 2004 amounted to $4,535,000 compared to $3,773,000 for the first quarter of this year and $5,570,000 in the second quarter of 2003. Backlog at June 30, 2004 declined to $8,305,000 from $10,857,000 at the end of the first quarter of 2004. At June 30, 2003, backlog totaled $7,021,000.

According to Mr. Kady, “Most major newspaper groups have reported rising ad revenues for the second quarter, including expanded help wanted advertising. Typically, increases in advertising expenditures signal growing confidence in the general economy, and improving profitability for the newspaper industry.

“Capital spending by the newspapers has historically been strongly correlated to their advertising revenues. This year, however, the uneven economic recovery, geopolitical instability in parts of the world, terrorist threats, and the potential of another increase in newsprint prices have been cited as possible causes for the temporary slowdown in capital spending for post-press equipment. Nevertheless, our quoting activity remains healthy and we are hopeful that new orders in the second half of 2004 will reflect an increase from first half bookings.”

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
(000's omitted, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$ 7,086	$ 5,024	$ 12,728	$ 8,329

Net Income (Loss)	$ 150	$ 48	$ 241	$ (176)

Basic earnings (loss) per share	$ 0.11	$ 0.03	$ 0.17	$ (0.12)

Diluted earnings (loss) per share	$ 0.10	$ 0.03	$ 0.17	$ (0.12)

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, third quarter 2004 revenues and Quipp’s performance in the fourth quarter of 2004 and early 2005. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry specifically, competition, fluctuations in incoming orders, and delays in major project installations.